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                                    EXHIBIT D

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the following with respect to Post-effective Amendment No. 6 to the Registration Statement (No. 33-90684) on Form S-6 under the Securities Act of 1933 of Variable Account II of AIG Life Insurance Company.

         1. The inclusion in the Prospectus of Variable Account II of AIG Life Insurance Company of our report dated February 5, 1999 relating to our audits of the financial statements of AIG Life Insurance Company.

         2. The inclusion in the Prospectus of Variable Account II of AIG Life Insurance Company of our report dated February 5, 1999 relating to our audit of the financial statements of Variable Account II.

         3. The reference to our firm under the heading "Experts." /s/ PriceWaterhouseCoopers LLP
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PriceWaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania

April 23, 1999
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